Exhibit 6.4

MARKETING AGREEMENT

This Agreement (hereinafter “Agreement”) is made effective as of the 25 day of

September, 2017 (the “Effective Date”) by and between Agora Financial, LLC, a Maryland limited liability company (hereinafter “LLC”), and Bitzumi Publishing LLC (collectively referred to hereinafter as "Company"). LLC and Company shall be individually referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.          LLC owns, publishes, and markets newsletters, dietary supplements and reports;

B.          Company runs a web platform that has a robust customer list;

C.          LLC is interested in reaching a broader audience and wishes to market its products to Company’s Subscribers.

D.          The Parties are interested in implementing an agreement under which LLC produces content for Company to distribute and market to its Subscribers in return for compensation as described below.

TERMS

1.      Confidentiality.
In order to enable discussions to freely take place between LLC and Company it may be necessary or desirable for each party to disclose to the other certain proprietary or confidential information. Accordingly, all such information which is exchanged between LLC and Company during the term of this Agreement shall be used by the receiving party only for evaluation in connection with discussions with the other party hereto, and shall be protected by the receiving party in accordance with the terms and conditions hereof. Except as provided below, specifically prohibited is the use of such proprietary information in any manner inconsistent with the agreements herein. The Parties acknowledge and agree that information and techniques obtained by it from the other in fulfilling its obligations herein are proprietary and confidential, and the Parties covenant not to provide such information and techniques to any third party or use such information and techniques on behalf of a third party or itself.

2. Company Responsibilities. ***Any violation of these stipulations will result in an immediate shutdown of your links, and you will be blacklisted across all entities affiliated with LLC.***

a. Company represents that it complies with all applicable regulations of the Federal Trade Commission (FTC) related to advertising, including but not limited to the CAN-SPAM Act.

b. LLC shall review all marketing before it is distributed to Subscribers pursuant to Section 3(e) below.

c. Company shall only send LLC’s promotions to customer lists owned by Company, and will not provide LLC’s offers or sublicense the content to any third party without written permission from LLC.

d. Company shall not engage in spam practices.

e. All copy, including images, which have not been directly downloaded from LLC’s platform, CAKE, or the offer landing page, must be run through the Agora Financial’s legal team for approval.

f. Agora Financial offers are not to be brokered out to other networks, NOR to any directly enrolled affiliates without the written permission of LLC. LLC must research and approve all future partnerships. In the event Company refers a third party to LLC for the marketing of LLC’s products and LLC approves of the partnership in its sole discretion, Company shall be enrolled in LLC’s affiliate referral program and will be eligible to receive a referral fee.

g. The following activities are not permitted.

i.
Any placement of creative in a "Desktop" advertising scheme. This includes any and all third party advertising platforms that use a desktop application to display ads in any form. Any display of a merchant window that isn't the result of a direct click by the end-user.

ii.
Fraud is a serious offense, and will be treated as such. For purposes of this Agreement, “Fraud” is defined as any action that intentionally attempts to create sales, leads, or “click-throughs” using robots, frames, iframes, scripts, or manually "refreshing" of pages, for the sole purpose of creating commissions.

iii.
The use of any domain name, email address and/or other header information, including an email’s “From,” “To,” and “Reply-To,” routing information associated with Agora Financial to send out email on Company’s behalf.

iv.
Any promotion of adult, hate, or other offensive content, in LLC’s sole discretion, will not be tolerated and will be grounds for immediate termination of this Agreement.

v.
Abuse of LLC’s Second Tier Affiliate Program, including but not limited to self-referral to the program, will be grounds for termination or disqualification from the program. Company agrees that any abuse, in LLC’s sole discretion, will be grounds for the forfeiture of all future commissions.

vi.
Company shall not cloak, conceal or otherwise hide their IP address(es).

vii.
Company shall complete the Questionnaire contained in Attachment A and return it to LLC as soon as practicable after execution of this Agreement.

3.
LLC’s Responsibilities:

a.
LLC will provide Company with copy of marketing material it produces; articles, special reports and marketing copy for LLC’s products.

b.
LLC will work with Company to maximize the lifetime value of LLC customers brought in as a result of Company’s marketing effort.

d.
LLC will systematically and comprehensively record all sales of products made by LLC (“Products”) as a result of Company’s efforts.

e.
LLC shall have the right to review and approve of Company’s use of LLC’s marketing materials in Company’s marketing at least 48 hours before it is published. To the extent Company has not received any comments from LLC within 48 hours of providing such marketing materials; such marketing materials shall be deemed approved by LLC.

4.
Compensation.
Company will be compensated on a CPA basis based on Net 30 terms.

5.
Fulfillment Obligations.
LLC shall be responsible for producing, fulfilling and servicing orders for promotional campaigns in accordance with all legal requirements.

6.
Representations and Warranties.
The Parties represent and warrant that they are duly organized entities in good standing and have full power and authority to enter into this Agreement, and carry out their respective obligations herein.

7.
Intellectual Property.
Nothing in this Agreement shall constitute a waiver as to the Parties’ rights to their respective intellectual property, which rights are reserved by each. All the materials, content, graphics, copyrights and trademarks associated with the promotional materials created by LLC and the Products (herein “LLC IP”) shall remain the sole property of LLC, and nothing herein shall be deemed a transfer of ownership of any LLC IP. LLC represents and warrants to Company that LLC has the right to use any LLC IP associated with the marketing material under this Agreement, including, but not limited to, copyright, trademark, trade dress and patents. LLC further represents and warrants that the marketing material created by LLC and the use of LLC IP in connection with the advertisement and sale of Products will not violate or infringe upon any copyright(s); shall not contain anything libelous or otherwise contrary to the law; will not appropriate a third party’s name, image, photograph or likeness in a manner that directly or indirectly implies that such third party endorses the products and/or services that the promotional campaigns are marketing unless such third party consents to such use in writing; that the marketing material will not use fictional testimonials (provided that the parties understand and agree that Company may use fictional persona in distributing marketing materials to Subscribers); and that the marketing material will not contain materially false and/or misleading facts.

8.
Assignment of Agreement.
Each Party’s services and functions are considered unique. This Agreement and/or any rights or obligations herein may not be assigned or otherwise transferred by a Party to a third party without prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns and successors in title or interest.

9.
Commencement and Duration.
This Agreement shall commence upon the date first written above and remain in full force and effect for one year. At the end of the term, this Agreement shall automatically renew. Either Party may terminate this Agreement at any time for any reason by providing thirty (30) days’ written notice to the other Party.

Upon termination, no further compensation will be owed to Company. Notwithstanding anything herein to the contrary, LLC may immediately terminate this Agreement without further compensation if at any time Company breaches any of the representations and warranties set forth in this Agreement; commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or neglects to comply with any reasonable and lawful directions of LLC; or is guilty of any serious act or omission affecting the business of LLC. If the Agreement is terminated for any reason listed in Section 2(f) above, LLC may terminate Company’s links immediately and Company will forfeit any unpaid commissions. Company may be blacklisted across any entity affiliated with LLC. Further, LLC may require the return of all previous compensation as outlined in Section 4.

10.
Independent Contractor.
LLC’s relationship with respect to Company is that of an independent contractor. Nothing herein shall be deemed to create a relationship of agency or partnership or employee-employer relationship.

11.
Interpretation.
Both Parties participated in the drafting of this Agreement and were presented with the opportunity to confer with counsel of their own choosing. As a result, this Agreement shall not be construed more strictly against one Party or in favor of any other Party.

12.
Integration, Amendments & Modifications.
This Agreement embodies the entire agreement between the Parties hereto with respect to the subject matter herein. This Agreement may not be amended or modified except by a writing duly executed by the Parties hereto. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of this Agreement will remain in full force and effect according to its terms.

13.
Choice of Law.
This Agreement shall be construed in accordance with and governed by the internal laws of the State of Maryland regardless of any conflicts of law. The forum shall be limited to courts within Maryland, and the Parties consent to personal jurisdiction of Maryland courts. If in the event any legal action is commenced as a result of this Agreement, LLC agrees to reimburse Company for any reasonable travel expenses incurred as a result of Company’s participation in such action.

14.
Waiver.
The failure of any Party to exercise the rights granted to such party herein upon the occurrence of any of the contingencies set forth in this Agreement shall not in any event constitute a waiver of any such rights upon the occurrence of any additional such contingencies.

15.
Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Signatures that are transmitted electronically or by facsimile will have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first set forth above.

Agora Financial, LLC

By: /s/ Matt Lazas Name: Matt Lazas Its: Agora Financial, LLC	By: /s/ Yaniv Sarig Name: Yaniv Sarig Its: Bitzumi Publishing LLC

Attachment A

Company Questionnaire

Please provide the following information. Failure to provide such information or providing inaccurate or incomplete information may result in the termination of this Agreement.

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Company Name:

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 Email list name:

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Working email address and phone number:

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W9 for US based Affiliates/companies or W8 for non-US based Affiliates/companies:

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How long has the Company operated?

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Does Company operate under any additional names or locations or has it done so in the past?

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How many names are on Company’s email list?

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Does Company own this list or have written legal permission to use this list?

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How did you acquire these names? Please list ALL sources:

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When was the last time the email addresses were mailed to?

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Please forward at least 3 examples of Company’s most recent email broadcasts.

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If Company is only promoting on display, what display networks or native advertising channels will you be promoting on?

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Does Company know the IP address(es) used for email marketing? If so, please provide the IP address(es):

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Has Company’s domain or IP address ever appeared on a block list? What was the reason given for the listing and how did Company address the issue?

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How old is Company’s list?

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Does Company remove inactive people? If so, what criteria does Company use?